Exhibit 99.1

ACURA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(audited)	(audited)
	December 31,	December 31,
	2021	2020
Assets – current	$372	$1,179
Property, plant and equipment, net	438	484
Other assets	50	73
Total assets	$860	$1,736

Other liabilities - current	$515	$680
Loan under CARES Act - current	-	164
Accrued interest to related party – current	-	678
Convertible debt to related party – current	-	6,000
Loan under CARES Act – non current	-	105
Promissory note to related party – non current	150	-
Other liabilities – non current	17	-
Stockholders' equity (deficit)	178	(5,891)
Total liabilities and stockholders' equity (deficit)	$860	$1,736

ACURA PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	(unaudited)		(audited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues:
Royalties	$30	$28	$132	$109
Collaboration from related party	6	90	31	238
License fees from related party	-	600	1,400	3,000
Product sales	-	-	-	223
Total revenues	36	718	1,563	3,570
Operating expenses:
Research and development	344	430	1,524	1,781
General and administrative	(71)	419	1,253	2,547
Total operating expenses	273	849	2,777	4,328
Operating loss	(237)	(131)	(1,214)	(758)
Gain on forgiveness of loans under CARES Act	266	-	535	-
Interest expense to related party	-	(112)	(200)	(450)
Income (loss) before provision for income taxes	29	(243)	(879)	(1,208)
Provision for income taxes	-	-	-	-
Net income (loss)	$29	$(243)	$(879)	$(1,208)

Net loss per share:
Basic	$(0.00)	$(0.01)	$(0.02)	$(0.04)
Diluted	$(0.00)	$(0.01)	$(0.02)	$(0.04)
Weighted average number of shares outstanding:
Basic	75,604	32,319	56,801	32,320
Diluted	75,604	32,319	56,801	32,320